Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES SECOND QUARTER 2010 RESULTS
AND UPDATED 2010 GUIDANCE
HOUSTON (July 29, 2010) — Noble Energy, Inc. (NYSE: NBL) reported today second quarter 2010 net income of $204 million, or $1.10 per share diluted, on revenues of $751 million. Net income for the quarter included an unrealized commodity derivative gain, as well as a rig contract termination expense. Excluding these items, which would typically not be considered by analysts in published estimates, second quarter 2010 adjusted net income(1) was $198 million, or $1.07 per share diluted. For the second quarter of 2009, the Company reported a net loss of ($57) million, or ($0.33) per share diluted, on revenues of $491 million. Adjusted net income(1) for the second quarter of 2009 was $116 million, or $0.66 per share diluted.
Discretionary cash flow(1) for the second quarter 2010 was $480 million, compared to $374 million for the similar quarter in 2009. Net cash provided by operating activities was $256 million. Organic capital expenditures for the second quarter of 2010 were $519 million, which excluded a non-cash accrual for construction progress on the Aseng FPSO.
Key highlights for the second quarter of 2010 include:
•	Total sales volumes of 219 thousand barrels of oil equivalent per day (MBoe/d), up substantially from the first quarter of 2010 and second quarter of last year

•	Israel sales volumes increased 27 percent from the second quarter of 2009

•	Announced agreement to sell certain non-core U.S. onshore assets, representing 5,700 Boe/d of production and 29 million barrels of oil equivalent reserves, for approximately $550 million

•	Added a second rig to horizontal Niobrara drilling program in Central DJ Basin

•	Completed maintenance project at Alba, offshore Equatorial Guinea, bringing the field back to full production
Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “The second quarter was very strong for Noble Energy, as we experienced robust volumes and good cost control across the business. We continued to move forward our major-project developments, with significant field development drilling at Aseng and expectations for a Tamar sanction in the near future. In the U.S., we recently received a completion permit for Santa Cruz in the deepwater Gulf of Mexico, and we have increased our horizontal Niobrara drilling in the Central DJ Basin. We remain encouraged by the strength of our current production, the progress of our major projects, and the opportunities in our worldwide exploration programs.”
Noble Energy’s sales volumes for the second quarter of 2010 averaged 219 MBoe/d. Production was 214 MBoe/d, with additional liftings in Equatorial Guinea and the North Sea accounting for the higher sales volume. Internationally, average daily sales were 99 MBoe/d, a five percent increase from the second quarter of 2009. Significantly higher natural gas sales in Israel resulted from increased demand for electricity and improved market share. At the Alba field in Equatorial Guinea, scheduled maintenance downtime, which was completed in mid April 2010, resulted in lower natural gas volumes versus the second quarter of 2009. Equipment modifications at the Dumbarton FPSO in the North Sea required the field to be shut in for the first half of the second quarter of 2010. Despite the downtime, total North Sea volumes were up versus the second quarter of 2009. Prior to field shut-in, a second well at Lochranza came online.
The Company’s U.S. volumes were 120 MBoe/d, up over seven percent from the second quarter of 2009. Onshore volumes totaled 102 MBoe/d for the quarter versus 90 MBoe/d in the same quarter last year. The increase is a result of ongoing development work primarily at Wattenberg, combined with the Central DJ Basin asset acquisition that closed in the first quarter of 2010. Offshore volumes were down 4 MBoe/d, primarily due to third-party processing downtime impacting the Swordfish field in the deepwater Gulf of Mexico during the second quarter of 2010.
Commodity prices were substantially higher than during the second quarter of 2009, with the Company’s average crude oil and natural gas realizations up 45 and 37 percent, respectively. Noble Energy’s U.S. crude oil averaged $75 per barrel in the second quarter of 2010, which included a reduction of $1.35 per barrel as a result of previously deferred hedge losses. In Israel, natural gas realizations increased to $4.33 per thousand cubic feet for the second quarter of 2010 and continue to benefit from strong global liquid markets. The Company’s natural gas liquid (NGL) pricing in the U.S. averaged $39.37 per barrel for the second quarter of 2010, approximately 50 percent of West Texas Intermediate.
Lease operating expenses averaged $5.02 per barrel of oil equivalent (Boe), relatively flat with the second quarter of 2009. Production and ad valorem expenses for the second quarter of 2010 were 4.8

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percent of oil, gas, and NGL revenues, and transportation expenses were $0.80 per Boe. Depreciation, depletion, and amortization per Boe increased slightly from the second quarter of last year to $10.79, primarily related to higher unit rates in the Rocky Mountains. Exploration expense includes $15 million of dry hole costs in the deepwater Gulf of Mexico which was incurred early in the second quarter of 2010. General and administrative expenses were up modestly due to increased staffing for the development of the Company’s major projects.
Included in other operating expense for the second quarter of 2010 is a $26 million pre-tax charge for the termination of a rig contract resulting from the Federal Deepwater Moratorium. Non-operating other expense for the second quarter 2010 includes a $13 million pre-tax deferred compensation gain relating to the quarterly value change of Noble Energy stock held in a benefit program.

(1)	A Non-GAAP measure, see attached Reconciliation Schedules
UPDATED 2010 GUIDANCE
Organic capital expenditures are currently estimated at $2.2 billion for the year, down from the original capital budget of $2.5 billion. Two-thirds of the reduction is related to lower activity in the deepwater Gulf of Mexico as a result of the Federal Deepwater Moratorium. The remaining $100 million is due to cost reductions and timing changes on various major projects. The Company has lowered its 2010 exploration expense guidance to a range of $265 to $325 million.
Noble Energy’s full-year volume guidance is now 211 to 217 MBoe/d, updated to include the impact of the U.S. onshore asset sale. Expected to close in early August, the sale will reduce full year volumes by over 2 MBoe/d and lower per barrel lease operating expenses by approximately ten percent. The Company’s 2010 lease operating expense guidance has been lowered to range from $4.80 to $5.10 per Boe.
For the third quarter of 2010, the Company estimates average daily sales volumes to be between 212 and 220 MBoe/d. Noble Energy anticipates slightly lower crude oil and natural gas production in the U.S. versus the second quarter of 2010, primarily as a result of the onshore asset sale. In Equatorial Guinea, crude oil and condensate volumes should be down sequentially due to the expected timing of

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liftings. In Israel, natural gas sales should be up significantly due to the strengthening market and seasonal period demands.
WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host its second quarter 2010 webcast and conference call at 9:00 a.m. Central time. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference-call numbers for participation are 888-293-6950 and 719-325-2143. A replay of the conference call will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with significant international operations offshore Israel and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release may also contain certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
For additional information — website www.nobleenergyinc.com
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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Earnings
(in millions, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income (Loss)	$204	$(57)	$441	$(245)

Unrealized (gains) losses on commodity derivative instruments	(63)	277	(210)	358
Rig contract termination expense [1]	26	—	26	—
Gain on sale of Argentina assets	—	(24)	—	(24)
Asset impairments [2]	—	—	—	437
Other adjustments	—	—	—	(1)

Total Adjustments before tax	(37)	253	(184)	770

Income Tax Effect of Adjustments [3]	31	(80)	79	(306)

Adjusted Earnings [4]	$198	$116	$336	$219

Adjusted Earnings Per Share
Basic	$1.13	$0.67	$1.92	$1.27
Diluted [5]	1.07	0.66	1.85	1.25

Weighted average number of shares outstanding
Basic	175	173	175	173
Diluted	178	175	178	175

[1]	Amount represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to Federal Deepwater Moratorium.

[2]	Impairments for 2009 related to Granite Wash, an onshore US area, and our Main Pass asset located in the Gulf of Mexico shelf.

[3]	The net tax effects are determined by calculating the tax provision for GAAP Net Income (Loss), which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.

[4]	Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.

[5]	The diluted earnings per share calculations for the three and six months ended June 30, 2010 include decreases to net income of $9 million and $7 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues
Crude oil and condensate	$460	$296	$867	$497
Natural gas	202	143	432	326
NGLs	48	21	99	43
Income from equity method investees	24	16	50	27
Other revenues	17	15	36	39

Total revenues	751	491	1,484	932

Operating Expenses
Lease operating expense	100	93	188	193
Production and ad valorem taxes	34	23	67	42
Transportation expense	16	13	34	25
Exploration expense	52	33	132	75
Depreciation, depletion and amortization	215	196	431	396
General and administrative	63	60	129	119
Asset impairments	—	—	—	437
Other operating (income) expense, net	41	(3)	55	(11)

Total operating expenses	521	415	1,036	1,276

Operating Income (Loss)	230	76	448	(344)
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(96)	139	(242)	66
Interest, net of amount capitalized	19	23	39	41
Other (income) expense, net	(13)	4	(13)	12

Total other (income) expense	(90)	166	(216)	119

Income (Loss) Before Taxes	320	(90)	664	(463)
Income Tax Provision (Benefit)	116	(33)	223	(218)

Net Income (Loss)	$204	$(57)	$441	$(245)

Earnings (Loss) Per Share
Basic	$1.17	$(0.33)	$2.53	$(1.42)
Diluted [1]	1.10	(0.33)	2.44	(1.42)

Weighted average number of shares outstanding
Basic	175	173	175	173
Diluted	178	173	178	173

[1]	The diluted earnings per share calculations for the three and six months ended June 30, 2010 include decreases to net income of $9 million and $7 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Crude Oil and Condensate Sales Volumes (MBpd)
United States	38	37	39	36
Equatorial Guinea	16	15	12	14
North Sea	9	6	9	7
Other International	4	5	4	4

Total consolidated operations	67	63	64	61
Equity method investee	2	2	2	2

Total sales volumes	69	65	66	63

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$75.00	$51.85	$74.39	$43.92
Equatorial Guinea	76.10	51.63	75.16	46.19
North Sea	75.22	56.57	76.15	50.81
Other International	76.05	48.87	74.24	43.28

Consolidated average realized prices	$75.36	$52.05	$74.77	$45.17

Natural Gas Sales Volumes (MMcfpd)
United States	414	394	399	403
Equatorial Guinea	224	244	209	243
Israel	121	95	104	103
North Sea	7	5	7	5
Other International	27	16	28	23

Total sales volumes	793	754	747	777

Natural Gas Realized Prices ($/Mcf)
United States	$3.89	$3.09	$4.64	$3.52
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	4.33	2.76	4.28	2.78
North Sea	4.53	5.20	4.97	6.72

Consolidated average realized prices	$2.91	$2.13	$3.32	$2.39

Natural Gas Liquids (NGL) Sales Volumes (MBpd)
United States	13	10	13	10
Equity method investee	5	6	5	6

Total sales volumes	18	16	18	16

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$39.37	$23.94	$42.12	$24.33

Barrels of Oil Equivalent Volumes (MBoepd)
United States	120	112	118	113
Equatorial Guinea	54	56	47	55
Israel	20	16	17	17
North Sea	10	7	10	8
Other International	8	8	9	8

Total consolidated operations	212	199	201	201
Equity method investee	7	7	7	7

Total barrels of oil equivalent (MBoepd)	219	206	208	208

Barrels of oil equivalent volumes (MMBoe)	20	19	38	38

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	(unaudited)
	June 30,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$1,017	$1,014
Accounts receivable, net	538	465
Assets held for sale	375	—
Other current assets	257	199

Total current assets	2,187	1,678
Net property, plant and equipment	9,566	8,916
Goodwill	757	758
Other noncurrent assets	503	455

Total Assets	$13,013	$11,807

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$751	$548
Other current liabilities	464	442

Total current liabilities	1,215	990
Long-term debt	2,584	2,037
Deferred income taxes	2,162	2,076
Other noncurrent liabilities	511	547

Total Liabilities	6,472	5,650

Total Shareholders’ Equity	6,541	6,157

Total Liabilities and Shareholders’ Equity	$13,013	$11,807

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Adjusted Earnings [1]	$198	$116	$336	$219
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	215	196	431	396
Exploration expense	52	33	132	75
Capitalized interest	(16)	(12)	(31)	(18)
(Income)/distributions from equity method investments, net	11	(11)	(2)	(22)
Deferred compensation adjustment	(13)	5	(11)	10
Deferred income taxes	17	21	25	45
Stock-based compensation expense	13	12	27	24
Other	3	14	5	(16)

Discretionary Cash Flow [2]	$480	$374	$912	$713

Reconciliation to Operating Cash Flows
Net changes in working capital	(187)	(35)	21	(51)
Cash exploration costs	(37)	(26)	(78)	(66)
Capitalized interest	16	12	31	18
Current tax expense of earnings adjustments	(19)	22	(47)	(76)
Gain on disposal of assets	—	(24)	—	(24)
Other adjustments	3	(10)	5	(16)

Net Cash Provided by Operating Activities	$256	$313	$844	$498

Capital expenditures (accrual based)	$519	$323	$928	$709
DJ Basin asset acquisition	—	—	509	—
Increase in obligation under FPSO lease	68	—	108	—

Total Capital Expenditures (Accrual Based)	$587	$323	$1,545	$709

[1]	See Schedule 1, Reconciliation of Net Income (Loss) to Adjusted Earnings.

[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Reclassification from Accumulated Other Comprehensive Loss (AOCL) to Revenue [1]
Crude Oil	$(4)	$(15)	$(9)	$(32)
Natural Gas	—	—	(1)	—

Total Revenue Decrease	$(4)	$(15)	$(10)	$(32)

Gain (Loss) on Derivative Instruments
Crude oil
Realized	$(3)	$66	$(5)	$162
Unrealized	107	(189)	110	(271)

Total crude oil	$104	$(123)	$105	$(109)

Natural gas
Realized	36	72	37	130
Unrealized	(44)	(88)	100	(87)

Total natural gas	(8)	(16)	137	43

Total Gain (Loss) on Derivative Instruments	$96	$(139)	$242	$(66)

Summary of Cash Settlements
Realized gain on derivative instruments	$33	$138	$32	$292
Amounts reclassified from AOCL	(4)	(15)	(10)	(32)

Cash settlements received	$29	$123	$22	$260

[1]	The amounts in accumulated other comprehensive loss represent deferred unrealized hedge gains and losses. These deferred gains and losses are recognized as an adjustment to revenue when the associated derivative instruments are cash settled.